Exhibit 99.1

PDS Biotech Provides Clinical Programs Update and Reports Third Quarter 2024 Financial Results

Conference call and webcast today at 8:30 a.m. Eastern Time

PRINCETON, N.J., November 14, 2024 -- PDS Biotechnology Corporation (Nasdaq: PDSB) (“PDS Biotech” or the “Company”), a late-stage immunotherapy company focused on transforming how the immune system targets and kills cancers and the development of infectious disease vaccines, today provided a business update and reported financial results for the third quarter of 2024.

“Since our last update in August, we have been actively engaged with investors and clinicians to discuss our strategy and funding requirements for our VERSATILE-003 Phase 3 trial of Versamune® HPV + pembrolizumab compared to pembrolizumab as a potential treatment for first-line recurrent/metastatic HPV16-positive head and neck squamous cell cancer (HNSCC),” said Frank Bedu-Addo, PhD, President and Chief Executive Officer of PDS Biotech. Dr. Bedu-Addo further noted that “based on investor feedback, discussions with key opinion leaders involved with the study and other experts, we have made minor modifications to the VERSATILE-003 trial design to reduce the overall cost and time required to achieve an interim data readout and trial completion.”

With submission of the  updated Investigational New Drug (IND) application to the U.S. Food and Drug Administration (FDA) this week, the Company expects the FDA clearance decision by mid-December, allowing the Company to initiate site activation in the first quarter of 2025.

“Elsewhere in our pipeline, we were pleased with the data from the IMMUNOCERV Phase 2 clinical trial evaluating Versamune® HPV with chemoradiation to treat locally advanced cervical cancer presented at the American Society for Radiation Oncology (ASTRO) annual meeting. The presented data demonstrated promising clinical activity and a compelling safety profile. Based on continued research in various HPV-positive cancers conducted by PDS Biotech and independent researchers who recognize its potential, Versamune® HPV appears to work in combination with a variety of therapeutic agents to generate clinical responses and promote improved survival in patients with favorable toxicity. We are exploring the next steps in the development of Versamune® HPV for cervical cancer,” concluded Dr. Bedu-Addo.

Recent Developments
•	Update to Phase 3 VERSATILE-003 Trial Design in HPV16-positive first-line recurrent and/or metastatic HNSCC

•	Updated trial design to include approximately 350 patients
•
VERSATILE-002 results have shown broadly improving clinical responses across multiple parameters with increases in patient size and duration of patient follow up over the last year, demonstrating durability of the anti-tumor responses

•	The design, which is informed by the observed durability of the clinical responses, retains statistical power and remains within the confines of our agreement with the FDA on registrational design
•	Design maintains 2:1 randomization and median overall survival as primary endpoint
•	Design imparts potential for earlier interim readouts and study completion
•	Design presents potential for reduced execution costs
•	Amended IND (updated design) submitted November 2024

•
In September 2024, we provided updated results from our VERSATILE-002 Phase 2 clinical trial in recurrent and/or metastatic HPV16-positive HNSCC patients treated with the combination of Versamune® HPV and pembrolizumab presented at European Society for Medical Oncology (ESMO) Congress 2024 by Jared Weiss, M.D., Section Chief of Thoracic and Head/Neck Oncology, Professor of Medicine at the University of North Carolina, and principal investigator of the VERSATILE-002 clinical trial. Press release here.

•
In October 2024, we provided updated results from our IMMUNOCERV Phase 2 clinical trial in locally advanced cervical cancer patients treated with Versamune® HPV and chemoradiotherapy presented at the ASTRO Annual Meeting by Adam Grippin, M.D., Ph.D., The University of Texas MD Anderson Cancer Center. Press release here.

•
Ravi A. Madan, M.D., Head, Prostate Cancer Clinical Research Section, Genitourinary Malignancies Branch, Center for Cancer Research, National Cancer Institute, part of the U.S. National Institutes of Health presented the rationale and design of recurrent prostate cancer trial combining Xtandi® + PDS01ADC vs Xtandi® alone during an oral presentation at the 12th Annual Meeting of the International Cytokine and Interferon Society, October 2024. Press release here .

Third Quarter 2024 Financial Results
Reported net loss was approximately $10.7 million, or $0.29 per basic share and diluted share, for the three months ended September 30, 2024, compared to a net loss of $10.8 million, or $0.35 per basic share and diluted share, for the three months ended September 30, 2023. The decrease was primarily due to lower operating expenses.

Research and development expenses increased to approximately $6.8 million for the three months ended September 30, 2024, from $6.4 million for the three months ended September 30, 2023. The increase of $0.4 million was primarily attributable to higher manufacturing expenses, partially offset by lower clinical costs and personnel expenses.

General and administrative expenses decreased to approximately $3.4 million for the three months ended September 30, 2024, from approximately $4.1 million for the three months ended September 30, 2023. The decrease of $0.7 million was primarily attributable to lower personnel costs and professional fees.

Total operating expenses decreased to approximately $10.2 million for the three months ended September 30, 2024, from $10.5 million for the three months ended September 30, 2023.

Net interest expenses increased to approximately $0.5 million for the three months ended September 30, 2024, from $0.3 million for the three months ended September 30, 2023.

Cash and cash equivalents as of September 30, 2024 totaled approximately $49.8 million.

Conference Details

Date: November 14, 2024
Time: 8:30 a.m. ET
Dial-in 1-877-704-4453 or 1-201-389-0920
Webcast Registration: Click Here
Call MeTM Registration: Click Here (Available 15 minutes prior to call)

About PDS Biotechnology
PDS Biotechnology is a late-stage immunotherapy company focused on transforming how the immune system targets and kills cancers and the development of infectious disease vaccines. The Company plans to initiate a pivotal clinical trial to advance its lead program in advanced HPV16-positive head and neck squamous cell cancers. PDS Biotech’s lead investigational targeted immunotherapy Versamune® HPV is being developed in combination with a standard-of-care immune checkpoint inhibitor, and also in a triple combination including PDS01ADC, an IL-12 fused antibody drug conjugate (ADC), and a standard-of-care immune checkpoint inhibitor.

For more information, please visit www.pdsbiotech.com

Forward Looking Statements
This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “forecast,” “guidance”, “outlook” and other similar expressions among others. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the Company’s dependence on additional financing to fund its operations and complete the development and commercialization of its product candidates, and the risks that raising such additional capital may restrict the Company’s operations or require the Company to relinquish rights to the Company’s technologies or product candidates; the Company’s limited operating history in the Company’s current line of business, which makes it difficult to evaluate the Company’s prospects, the Company’s business plan or the likelihood of the Company’s successful implementation of such business plan; the timing for the Company or its partners to initiate the planned clinical trials for Versamune® HPV, PDS01ADC and other Versamune® and Infectimune® based product candidates; the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning Versamune® HPV, PDS01ADC  and other Versamune® and Infectimune® based product candidates and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the success, timing and cost of the Company’s ongoing clinical trials and anticipated clinical trials for the Company’s current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including the Company’s ability to fully fund its disclosed clinical trials, which assumes no material changes to the Company’s currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim or preliminary results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of the Company’s ongoing clinical trials; any Company statements about its understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs and any collaboration studies; the Company’s ability to continue as a going concern; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the other risks, uncertainties, and other factors described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents we file with the U.S. Securities and Exchange Commission. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Versamune® and Infectimune® are registered trademarks of PDS Biotechnology Corporation.

Keytruda® is a registered trademark of Merck Sharp and Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, N.J., USA.

Xtandi® is a registered trademark of Astellas Pharma Inc.

Investor Contact:
Mike Moyer
LifeSci Advisors
Phone +1 (617) 308-4306
Email: mmoyer@lifesciadvisors.com

Media Contact:
Janine McCargo
6 Degrees
Phone +1 (646) 528-4034
Email: jmccargo@6degreespr.com

PDS BIOTECHNOLOGY CORPORATION AND SUBSIDIARY
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months Ended Sep 30,		Nine Months Ended Sep 30,
	2024	2023	2024	2023
Operating expenses:
Research and development expenses	$6,803,900	$6,448,528	$18,035,762	$20,297,066
General and administrative expenses	$3,374,794	$4,071,158	$10,924,863	$12,341,207
Total operating expenses	$10,178,694	$10,519,686	$28,960,625	$32,638,273

Loss from operations	$(10,178,694)	$(10,519,686)	$(28,960,625)	$(32,638,273)

Interest income (expense), net
Interest income	$666,770	$739,404	$2,010,874	$2,219,399
Interest expense	$(1,214,734)	$(1,068,887)	$(3,577,450)	$(3,031,129)
Interest income (expense), net	$(547,964)	$(329,483)	$(1,566,576)	$(811,730)

Loss before income taxes	$(10,726,658)	$(10,849,169)	$(30,527,201)	$(33,450,003)
Benefit for income taxes			$869,169	$1,406,021
Net loss and comprehensive loss	$(10,726,658)	$(10,849,169)	$(29,658,032)	$(32,043,982)

Per share information:
Net loss per share, basic and diluted	$(0.29)	$(0.35)	$(0.82)	$(1.04)
Weighted average common shares outstanding basic and diluted	36,806,592	30,910,520	36,107,900	30,715,458

PDS BIOTECHNOLOGY CORPORATION AND SUBSIDIARY

Unaudited Selected Balance Sheet Data

	Sep 30,	December 31,
	2024	2023
Cash and cash equivalents	$49,751,252	$56,560,517
Working capital	$33,791,108	$45,425,098
Total assets	$52,450,653	$59,390,080
Long term debt	$12,031,986	$19,506,183
Accumulated deficit	$(174,158,647)	$(144,500,615)
Total stockholders’ equity	$22,000,805	$26,130,947